EXHIBIT 99.1


July 24, 2002



Mr. Ed Corrao
Fidelity Investments
Legal Department, Proxy Group
82 Devonshire Street - F7C
Boston, MA 02109

Dear Ed:

Please be advised that we will recommend to the DIANON Systems, Inc. Board of Directors at its next regularly scheduled meeting, the following modifications to the 2002 Stock Incentive Plan:

1. Amend section 6.2(a) of the Plan to provide that options must have a minimum exercise price of 100% of grant-date fair market value, or 85% of fair market value but only if the discount from fair market value is expressly granted in lieu of salary or cash bonus.

2. Amend section 8(e) of the Plan to provide for a minimum vesting period of three years for restricted stock, or one year if the award is also performance-related.

3. Amend section 10 of the Plan to provide that Bonus Stock can only be awarded in lieu of salary or cash bonus.

4. Amend section 15 of the Plan to require stockholder approval of any material amendments to the Plan.

5. Add a new clause to the Plan which would, consistent with Fidelity's guidelines, authorize a limited number of awards (not to exceed 50,000 shares) to be made without regard to the limitations imposed by the amendments described in 1, 2 and 3 above.

Sincerely,

/s/ David R. Schreiber

David R. Schreiber
Chief Financial Office